Exhibit 99.2

Consent to be Named as Executive Officer

In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Enable Midstream Partners, LP, the undersigned hereby consents to being named and described as an executive officer of Enable GP, LLC in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 25th day of March, 2014.

/s/ Rodney J. Sailor

Rodney J. Sailor